EXHIBIT 99.1

DATE:	CONTACT:
June 24, 2010	Courtney Degener, Investor Relations Manager 213.271.1603

TWO SOUTHERN CALIFORNIA WATER AGENCIES APPROVE AGREEMENTS FOR
CADIZ WATER CONSERVATION PROJECT
Santa Margarita Water District Commits to Lead Environmental Review

LOS ANGELES – Today Cadiz Inc. [NASDAQ: CDZI] announced that two Southern California water agencies have approved agreements to proceed with the Cadiz Water Conservation & Storage Project (“Cadiz Project”) and participate in the Project’s environmental review. The Boards of Directors of Santa Margarita Water District (“Santa Margarita”) and Three Valleys Municipal Water District (“Three Valleys”), which together serve over 650,000 customers in parts of Orange and Los Angeles Counties, have unanimously approved agreements that commit funds to an environmental review of the Cadiz Project and also grant the agencies the right to acquire a firm annual supply of water once the environmental review is complete.

Under the terms of the agreements, filed today by the Company with the Securities and Exchange Commission (“SEC”), upon completion of the environmental review, each agency has the right to acquire an annual supply of 5,000 acre-feet of water at a pre-determined formula competitive with their incremental cost of new water.  Santa Margarita also has the option to purchase an additional 10,000 acre-feet of water per year.  In addition, both agencies have options to acquire storage rights in the Cadiz Project that will allow them to manage this supply to complement their other water resources.   The Company continues to work with additional water providers interested in acquiring rights to the remaining annual supply conserved by the Project and is in discussions with third parties regarding the storage aspect of the Project.

The two agencies, which signed Letters of Intent with Cadiz in 2009, approved these agreements following an exhaustive due diligence period.  This included the recent publication of a comprehensive study of the Project’s aquifer system by environmental firm CH2M Hill.  The study, which was peer reviewed and validated by leading groundwater experts, estimates total groundwater in storage in the aquifer system between 17 and 34 million acre-feet, a quantity on par with Lake Mead, the nation’s largest surface reservoir.  The study also confirmed a renewable annual supply of native groundwater in the aquifer system currently being lost to evaporation.

“After several months of due diligence, we have determined that the Cadiz Project represents a  significant and sustainable new water supply opportunity for Southern California that can be obtained without harming other users or the environment,” said Santa Margarita Water District Board Member Saundra F. Jacobs.  “By moving ahead with the Project, we are working to drought-proof our agency, ensuring both a steady supply and a reliable bank of storage for the long-term in an environmentally responsible way.  We look forward to taking the lead in the environmental review.”

"Cadiz has presented us with a unique opportunity; one that Three Valleys is excited to pursue,” added Bob Kuhn, President of the Three Valleys Municipal Water District Board of Directors.  “The Cadiz Project affords us the chance to obtain a completely new, sustainable water supply by saving water otherwise lost to evaporation and at a price competitive with other new sources, enabling us to improve our overall water supply reliability.”

As part of its agreement with Cadiz, Santa Margarita will serve as lead agency for the California Environmental Quality Act (“CEQA”) review process. Three Valleys will also participate as a responsible agency.  Both parties have committed funds to the CEQA process and will share in the costs.

“We are pleased that the Project is moving ahead on the strength of sound science and we look forward to the CEQA environmental review process,” said Cadiz General Counsel Scott Slater.  “We’ve enjoyed briefing numerous stakeholders and various environmental groups over the past several months about the Project’s new water conservation strategy, and we welcome the chance for a thoughtful, fact-based analysis of the benefits it will bring to Southern California.”

About the Project

Cadiz owns approximately 35,000 acres of land in the Cadiz and Fenner valleys of San Bernardino County, California. This landholding is underlain by an extensive aquifer system offering storage capacity and natural recharge.  One of the largest water conservation efforts of its kind, the Cadiz Project will capture and utilize billions of gallons of renewable native groundwater that is currently being lost to evaporation through the aquifer system and yield a sustainable annual supply for subscribers.  In addition, the Project offers approximately one million acre feet of storage capacity that can be used to conserve – or “bank” – imported water, virtually eliminating the high rates of evaporative loss suffered by local surface reservoirs.

About Santa Margarita

Santa Margarita is Orange County’s second-largest water district with a 62,000-acre service area that includes residents and businesses in Mission Viejo, Rancho Santa Margarita, Coto de Caza, Las Flores, Ladera Ranch, and Talega. With limited local water supplies, Santa Margarita currently relies upon imports from the Metropolitan Water District of Southern California (MWD) for much of its water supply, in addition to its groundwater reuse and water recycling supply programs.

About Three Valleys

Three Valleys serves cities, water agencies and water districts in eastern Los Angeles County including residents and businesses in Azusa, City of Industry, Covina, Claremont, Diamond Bar, Glendora, La Puente, La Verne, Pomona, Walnut, West Covina and Hacienda Heights, Rowland Heights.  Forty percent of its service area receives water from local sources, while the remaining sixty percent is imported from MWD.

About Cadiz

Founded in 1983, Cadiz is a publicly-held renewable resources company that owns 70 square miles of property with significant water resources and clean energy potential in eastern San Bernardino County, California. The Company is engaged in a combination of water conservation and supply, solar energy, and organic farming projects.  Last year, Cadiz signed a wide-ranging “Green Compact” to promote environmental conservation and sustainable management practices.  Further information can be obtained by visiting www.cadizinc.com.

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This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company. Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.

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